Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made and entered into between Bear State Bank (the “Bank”), an Arkansas state banking corporation and a wholly-owned subsidiary of Bear State Financial, Inc. (the “Company”) (collectively, the “Employer”) and Mark A. McFatridge (the “Executive”). The Company and the Executive are referred to herein as the “parties.” Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in that certain Employment Agreement dated as of October 1, 2015 by and between the Employer and the Executive (the “Employment Agreement”).

In consideration of the premises herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

The Executive’s employment with the Employer will end on January 10, 2017 (the “Termination Date”). The Executive acknowledges and agrees that he has already been paid all compensation and benefits due through the Termination Date, including any and all accrued but unused paid time off and bonus payments, that the Employer has completely satisfied its obligations under the terms of the Employment Agreement and that the Executive is not entitled to any further payment under the terms of the Employment Agreement. The Executive and the Employer agree that neither the Company nor the Bank has any other obligation to the Executive under the Employment Agreement or any other agreement, whether written or oral, in regard to compensation, paid time off benefits, incentive awards, or bonus payments of any kind.

2.

The Employer will pay the Executive the Base Salary to which he would have been entitled had he remained in employment with the Bank under the terms of the Employment Agreement through December 31, 2018. Such Base Salary shall be net of any 2017 salary paid for the benefit of the Executive prior to the date on which payments commence under this Agreement. Payments will be made in substantially equal installments pursuant to the Bank’s established payroll practices beginning on the first payroll date following the Effective Date (defined below) and ending on or before March 15, 2018.

3.

This Agreement becomes effective on the eighth day after a signed copy of this Agreement and a signed Release of All Claims (in the form of Exhibit A attached hereto) are received by the Company from the Executive (the “Effective Date”).

4.

The Executive and the Employer acknowledge that the Executive is subject to the confidentiality provisions of the Employment Agreement, and that such provisions survive the termination of the Employment Agreement and are incorporated herein by reference. The Executive will return to the Employer on or before the Effective Date all Employer Documents and all other Employer property in his possession or under his custody or control.

5.

The Executive and the Employer acknowledge that the Executive is subject to the Restrictive Covenants set forth in the Employment Agreement for a period of eighteen (18) months following the Termination Date and that the Executive is subject to the non-disparagement terms set forth in the Release of All Claims, which Restrictive Covenants and non-disparagement terms are incorporated herein by reference.

6.

Should the Executive violate the confidentiality terms, non-disparagement terms, or Restrictive Covenants included in this Agreement, the Release of All Claims, or the Employment Agreement, the Executive agrees that such violation will constitute a material breach of this Agreement and that the Employer will be entitled to the immediate return of all money paid to the Executive under the terms of this Agreement, along with all costs and attorney’s fees expended by the Employer in pursuing the matter, and any other relief that may be awarded to the Employer for damages caused by breach of those provisions or as otherwise provided in this Agreement.

7.	The Executive agrees that he will resign as an officer and director of Employer, effective immediately.

8.	The Executive agrees that he will execute the Release of All Claims attached as an exhibit to this Agreement.

9.

Both the Executive and the Employer understand that the facts upon which this Agreement is based may hereafter prove to be other than the facts now known by or believed by either of them to be true. Each party expressly accepts and assumes the risk of the facts proving to be different, and each party agrees that the terms of this Agreement shall be effective and not subject to termination or rescission by reason of any such difference in facts.

10.

Section 9 or any other section of this Agreement notwithstanding, the Executive agrees to repay any compensation previously paid or otherwise made available to the Executive under this Agreement that is subject to recovery under any applicable law (including any rule of any securities exchange on which the securities of the Employer are then listed).

11.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Arkansas and any action to enforce this Agreement must be brought in Pulaski County, Arkansas. The parties consent to the jurisdiction of the courts located in Pulaski County, Arkansas for the purposes of any action enforcing or relating to the terms of this Agreement. The terms of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties hereto.

12.

This Agreement shall be construed and interpreted so as to be enforceable to the fullest extent permitted by law, and to the extent that any provision shall be deemed unenforceable or invalid, such invalidity and unenforceability shall not affect the enforceability or validity of any other provision hereof. Any waiver of any breach of a provision of this Agreement shall not constitute the waiver of any additional breach of that provision or breach of any other provision of this Agreement.

13.	This Agreement binds and inures to the benefit of the parties hereto, and their personal representatives, heirs, executors, administrators, assigns, and successors in interest.

14.

It is expressly understood and agreed by the parties that the Employer denies any wrongdoing in connection with the employment or the ending of the employment of the Executive, and this Agreement and the payment of the severance pay and any other consideration given in this Agreement is not and is never to be construed as an admission of liability by the Employer. Further, the parties agree that this Agreement shall not be interpreted to render the Executive a prevailing party for any purpose including, but not limited to, the awarding of attorney’s fees under any statute.

15.

It is the intent of the parties that this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Neither the Employer nor its directors, officers, executives, or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive as a result of the application of Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, all payments and benefits under this Agreement that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code and that would otherwise be payable or distributable hereunder by reason of the Executive’s termination of employment, will not be payable or distributable to the Executive unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”

16.

This Agreement, together with the Release of All Claims in the form attached hereto as Exhibit A and the provisions incorporated herein from the Employment Agreement, contains the entire agreement between the parties with regard to the matters set forth herein and there are no other understandings or agreements, oral or otherwise, between the parties relating to these matters. This Agreement can be modified, changed, or amended only in writing signed by both the Employer and the Executive.

17.	By signing this Agreement, the Executive hereby acknowledges the following:
a.	He understands its terms and conditions;
b.	He has been advised of his right to consult an attorney to review the Agreement;
c.	He understands that he does not waive any rights or claims that may arise after the date the Agreement is executed;
d.	He understands that this offer is withdrawn if he does not execute this Agreement and return it to the Bank by January 18, 2017.

The undersigned have completely read this Agreement, understand and voluntarily accept all of its terms, have current capacity to enter into this Agreement, have had the opportunity, if they so choose, to review it with legal counsel, and execute it voluntarily. IN WITNESS WHEREOF, the undersigned have executed this Separation Agreement.

By:	/s/ Richard N. Massey	Date:	January 18, 2017
Employer Representative

By:	/s/ Mark A. McFatridge	Date:	January 14, 2017
Mark A. McFatridge

EXHIBIT A
RELEASE OF ALL CLAIMS

FOR VALUABLE CONSIDERATION, including the payment to Mark A. McFatridge (the “Executive”) of certain severance benefits, the Executive hereby makes this Release of All Claims (“Release”) in favor of Bear State Financial, Inc. (including all subsidiaries and affiliates) (collectively, the “Employer”) and its agents as set forth herein.

1.     The Executive fully and finally releases, waives and discharges the Employer and its agents (as defined below) from all claims, whether known or unknown, arising out of or in any way relating to the Executive's employment relationship with the Employer, the termination of that relationship, and all other events, incidents, or actions occurring before the date on which this Release is signed (collectively, “Claims”). This release is intended to be a comprehensive general release of all Claims on behalf of the Executive, his family members, partners, heirs, executors, assigns and any other person or entity who would otherwise be entitled to make a claim on behalf of the Executive. The Executive represents that he has not already and shall not sue or assign any purported right to sue in connection with any Claim, and the Executive waives all grievance or appeal rights under law or any Employer policy in any way relating to any Claim. Claims released herein include, but are not limited to, discrimination claims based on age, race, sex, religion, national origin, disability, veteran status, or any other employment claim, including claims arising under The Civil Rights Act of 1866, 42 U.S.C. § 1981; Title VII of the Civil Rights Act of 1964, as amended, including the Equal Employment Opportunity Act of 1972; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act of 1967; the Federal Rehabilitation Act of 1973; the Older Workers' Benefits Protection Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; the Sarbanes-Oxley Act of 2002; the Family and Medical Leave Act (to the extent that FMLA claims may be released under governing law), any Federal or State wage and hour laws and all other similar Federal or State statutes; and any and all tort or contract claims, including, but not limited to, breach of contract, breach of good faith and fair dealing, infliction of emotional distress, defamation, or wrongful termination or discharge.

2.     The Executive further acknowledges that the Employer has advised the Executive to consult with an attorney of the Executive's own choosing and that the Executive has had ample time and adequate opportunity to thoroughly discuss all aspects of this Release with legal counsel prior to executing this Release.

3.     The Executive agrees that he is signing this Release of his own free will and is not signing under duress.

4.     The Executive acknowledges that the Executive has been given a period of twenty-one days to review and consider a draft of this Release in substantially the form of the copy now being executed and has carefully considered the terms of this Release. The Executive understands that he may use as much or all of the twenty-one day period as he wishes prior to signing, and he has done so. The Executive acknowledges that the waiver and revocation periods contained herein are intended to comply with the Age Discrimination in Employment Act of 1967 and the Older Workers’ Benefits Protection Act, and that he is specifically waiving claims under those acts.

5.     The Executive has been advised and understands that he may revoke this Release within seven days after acceptance. ANY REVOCATION MUST BE IN WRITING AND HAND-DELIVERED TO:

Chairman of the Board

Bear State Financial, Inc.

900 South Shackleford Road, Suite 605

Little Rock, AR 72211

NO LATER THAN BY CLOSE OF BUSINESS ON THE SEVENTH DAY FOLLOWING THE DATE OF EXECUTION OF THIS RELEASE.

6.     The "Employer and its agents," as used in this Release, means Bear State Financial, Inc., its subsidiaries (including Bear State Bank), affiliated or related corporations or associations, their predecessors, successors, and assigns, and the directors, officers, managers, supervisors, employees, representatives, servants, agents, and attorneys of the entities above described, and all persons acting, through, under or in concert with any of them.

7.     The Executive agrees to refrain from making any disparaging remarks concerning the Employer or its agents. The Employer agrees to refrain from making any disparaging remarks concerning the Executive. The Employer agrees to refrain from providing any information to third parties other than confirming dates of employment and job title, unless the Executive gives the Employer written authorization to release other information or as otherwise required by law. With respect to the Employer, this restriction pertains only to official communications made by the Employer’s directors and/or officers and not to unauthorized communications by the Employer’s employees or agents. This restriction will not bar the Employer from disclosing the Release as a defense or bar to any claim made by the Executive in derogation of this Release.

8.     This Release shall be construed and interpreted so as to be enforceable to the fullest extent permitted by law, and to the extent that any provision shall be deemed unenforceable or invalid, such invalidity and unenforceability shall not affect the enforceability or validity of any other provision hereof. Any waiver of any breach of a provision of this Release shall not constitute the waiver of any additional breach of that provision or breach of any other provision of this Release.

PLEASE READ CAREFULLY BEFORE SIGNING. EXCEPT AS EXPRESSLY PROVIDED IN PARAGRAPH 1 ABOVE, THIS RELEASE CONTAINS A RELEASE AND DISCHARGE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE EMPLOYER AND ITS AGENTS EXCEPT THOSE RELATING TO THE ENFORCEMENT OF THIS RELEASE OR THOSE ARISING AFTER THE EFFECTIVE DATE OF THIS RELEASE.

By:		Date:
Mark A. McFatridge

By:		Date:
Employer Representative

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